Exhibit 10.39

January 5, 2022

Re: Separation and Release Agreement

Dear Sarah,

This letter (this “Agreement”) describes our agreement regarding the separation of your employment with Calyxt, Inc. (the “Company”) effective January 5, 2022, and specifies the terms of the release you are obligated to provide in order to receive the severance and other benefits described in the Calyxt, Inc. 2021 Executive Severance Plan (“Executive Plan”).

1.
Separation of Employment and Payments. Your employment with the Company ends effective January 5, 2022 without further action by either you or the Company. For purposes of the Executive Plan, the separation of your employment effective January 5, 2022 will be considered a Qualifying Termination pursuant to Section 2.1(w)(ii) of the Executive Plan. The Company will pay you, in accordance with its policies and applicable laws, all earned base salary, accrued and unused vacation time in the amount of 20 days ($23,076.92), and all reimbursable expenses. As of your termination, you have no authority to act on behalf of the Company.
2.
Severance and Benefits. The Company will pay you the severance and provide the other benefits described in the Executive Plan if you: (a) sign and deliver, after your employment ends on January 5th but on or before the 30th day thereafter (i.e., February 4, 2022) this Agreement and the Release attached hereto as Exhibit A (“Release”); (b) are complying and continue to comply with the obligations set forth in the Executive Plan and your Employment Agreement (as defined in the Executive Plan); and (c) you do not rescind or revoke any part of the Release. If you meet these requirements, you will receive the following payments pursuant to the Executive Plan (“Severance Pay”), payable as set forth below:
a.
$300,000.00, which amount is equal to 12 months of your base pay, payable over a period of 12 months in accordance with the Company’s usual payroll procedures;
b.
the amount earned by you under the Company’s annual cash incentive plan for 2021, which shall be determined based on actual performance by the Compensation Committee and approved by the Board of Directors and shall be paid on or before March 15, 2022;
c.
$1,643.84, which amount is your 2022 Annual Performance Bonus on a pro-rata basis, payable in a lump sum payment; and
d.
$25,828.11, which amount is the total monthly premiums for medical and dental coverage under COBRA as of January 5, 2022 based on your medical and dental coverage in effect immediately prior to today, for 12 months, payable in a lump sum payment.

Payment of your Severance Pay will commence with the Company’s first regularly scheduled payroll following the date of expiration of any right you have to rescind or revoke the properly executed, delivered, and accepted Release. Severance Pay is subject to taxes withholding.

Calyxt, Inc., 2800 Mount Ridge Road, Roseville, MN 55113, USA, Phone +1 (651) 683-2807, contact@calyxt.com, www.calyxt.com

3.
Incentive Awards. Pursuant to the terms of the Company 2017 Omnibus Incentive Plan (“Omnibus Plan”), you entered into a Stock Option Agreement with a Date of Grant of November 17, 2020, two Stock Option Agreements with a Date of Grant of March 12, 2021, and two Stock Option Agreements with Date of Grant of June 8, 2021 (collectively, “Option Agreements”); and a Restricted Stock Unit Agreement with a Date of Grant of March 12, 2021 and a second Restricted Stock Unit Agreement with a Date of Grant of June 8, 2021 (collectively, “RSU Agreements”). In accordance with the Option Agreements and the RSU Agreements, you were granted and are vested in the incentive awards set forth on Schedule A, which incentive awards are vested and exercisable at the exercise price set forth therein. The manner and method of exercise shall be pursuant to the terms in the applicable Option Agreement and the exercise price shall be as set forth on Schedule A hereto.
4.
Consideration Period. You may review this Agreement with an attorney of your choosing and are hereby advised to do so. Pursuant to the Executive Plan, you have 30 calendar days from the date you receive this Agreement to consider whether you wish to sign it. You acknowledge that if you sign this Agreement before the end of the 30 calendar day period, it is your voluntary decision to do so, and you waive the remainder of the 30 calendar day period.
5.
Severability. In the event that any provision of this Agreement is found to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to make it enforceable, and as so severed or modified, the remainder of this Agreement shall remain in full force and effect. This Agreement shall be governed and construed in accordance with laws of the state of Minnesota, other than its law dealing with conflicts of law.
6.
Amendments. No amendment or modification of this Agreement will be effective unless made in writing and signed by you and the Company. This Agreement and the Release, Executive Plan, Omnibus Plan, Option Agreements, RSU Agreements, Employment Agreement, and employee benefit plans sponsored by the Company in which you are a participant, are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth or referenced explicitly in this Agreement, such other agreements, or such other plans are intended by either party to be legally binding. You are not eligible for any other payment or benefits except for those expressly described in this Agreement, provided that you sign this Agreement and the Release and do not rescind any portion of the Release.

By signing this Agreement, you acknowledge that you have read this Agreement and the Release. By signing, you also acknowledge and agree that you have entered into this Agreement knowingly and voluntarily and knew that you could consult with any attorney regarding this Agreement.

If you agree to the terms and conditions of this Agreement, please sign and return the signed Agreement and signed Release to me, keeping a copy for yourself.

Sincerely,

Calyxt, Inc.

/s/ Michael A. Carr

Michael A. Carr

President and Chief Executive Officer

Calyxt, Inc., 2800 Mount Ridge Road, Roseville, MN 55113, USA, Phone +1 (651) 683-2807, contact@calyxt.com, www.calyxt.com

I, Sarah Reiter, have read and understand and agree to the terms and conditions set forth above and have signed this Agreement voluntarily and with full knowledge and understanding of its meaning.

Dated the 19th day of January, 2022

/s/ Sarah Reiter

Sarah Reiter

Calyxt, Inc., 2800 Mount Ridge Road, Roseville, MN 55113, USA, Phone +1 (651) 683-2807, contact@calyxt.com, www.calyxt.com

EXHIBIT A

RELEASE BY SARAH REITER

In consideration of the Benefits (as defined below) provided and to be provided to me by Calyxt, Inc. (referred to herein as the “Company” or “Calyxt”) pursuant to the Calyxt, Inc. 2021 Executive Severance Plan (the “Plan”) and in connection with the termination of my employment, I agree to the following general release (the “Release”):

1.
On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge the Company and its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and, in such capacities, their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns from any and all claims, causes of action, and liabilities up through the date of my execution of the Release whether known or unknown. The claims subject to this release include, but are not limited to, those relating to my employment with Calyxt (and/or its subsidiary or with any predecessor of Calyxt or its subsidiary) or the termination of such employment. All such claims (including related attorneys’ fees and costs) are barred without regard to whether those claims are based in law or equity, or arise under statute, contract, or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: the Minnesota Human Rights Act; the California Fair Employment and Housing Act; the California Family Rights Act; the California Unruh Act; the California Labor Code, including §98.6, §132a, §226, §1102,5, et seq., and §12698, et seq.; the California Private Attorneys General Act; Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974; the Workers Adjustment and Retraining Notification Act; and the Equal Pay Act of 1963; in each case, as amended, and any similar law of any other state or governmental entity. The parties agree to apply Minnesota law in interpreting this Release.

Waiver of California Civil Code Section 1542: I understand that I may later discover claims or facts that may be different than, or in addition to, those which I now know or believe to exist with regard to the subject matter of this Agreement, and which, if known at the time of signing this Agreement, may have materially affected this Agreement or my decision to enter into it. Nevertheless, I hereby waive any right or claim that might arise as a result of such different or additional claims or facts. I have been made aware of, and understand the provisions of California Civil Code Section 1542 and hereby expressly waive any and all rights, benefits and protections of the statute, which provides:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY."

This Release does not extend to, and has no effect upon, any benefits that have accrued or equity that has vested or is eligible for vesting post-employment, under any employee benefit or equity plan, program, policy or grant sponsored or maintained by the Company, or to my right to indemnification and reimbursement of expenses by the Company, and coverage under the Company’s director’s and officer’s insurance policy.

2.
In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor; or (d) making disclosures that are protected under the whistleblower provisions of state and federal law or regulation.
3.
I understand and agree that Calyxt will not provide me with the Benefits unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me, less applicable withholdings and deductions, earned through my termination date.
4.
As part of my existing and continuing obligations to the Company, I have returned to the Company all Company documents (and all copies thereof) and other Company property that I have had in my possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof, except as otherwise I am entitled to retain under any agreement with the Company). I understand that, even if I did not sign the Release, I am still bound by the Calyxt Employee Agreement or any and all other confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with the Company (and/or its subsidiary or with any predecessor of the Company or its subsidiary) pursuant to the terms of such agreement(s).
5.
I represent and warrant that I am the sole owner of all claims relating to my employment with the Company (and/or its subsidiary or with any predecessor of the Company or its subsidiary), and that I have not assigned or transferred any claims relating to my employment to any other person or entity.
6.
I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or myself.
7.
The Company and I will refer prospective employers or others seeking verification of my employment to the Company’s Human Resources department, which will verify my dates of employment and job title only. Additionally, and at my request and direction, my salary can be verified.
8.
I acknowledge that, except as expressly provided in this Release, I will not receive any additional compensation or benefits after the date of my termination of employment with the Company. Thus, for any Company-sponsored employee benefits not referenced in this Release (including, but not limited to, the Company’s 401(k), life insurance, and long-term disability insurance plans), I will be treated as a terminated employee as of the date of my termination of employment.
9.
I agree that, by no later than ten (10) days after the date of my termination of employment, I will submit my final documented expense reimbursement statement reflecting all business expenses I incurred through the date of my termination of employment, if any, for which I seek reimbursement. The Company will reimburse me for these expenses (if any) pursuant to its regular business practice. If the Company determines that personal expenses have been charged with the Company credit card, and those expenses are outstanding, I agree that the Company may deduct any such personal expenses from the Benefits.
10.
I understand by law that I have twenty-one (21) days from the date I receive this Release to consider whether I wish to sign it. I acknowledge that if I sign this Release before the end of the 21 day period, it is my voluntary decision to do so, and I waive the remainder of the 21 day period.

I understand that pursuant to the Plan, the offer of the Benefits and the Release shall expire on the thirty-first (31st) calendar day after my employment termination date if I have not accepted it by that time (unless the Company notifies me in writing that the offer will expire on a later date pursuant to Section 6.2 of the Plan).

I acknowledge that I have a right to revoke this Release within seven (7) calendar days of signing this Release to reinstate federal claims under the Age Discrimination in Employment Act. I also acknowledge that I have the right to rescind my waiver of claims under the Minnesota Human Rights Act within fifteen (15) calendar days of signing this Release. In order to be effective, the revocation or rescission must be in writing and delivered to Calyxt, Inc., Attn: General Counsel, 2800 Mount Ridge Road, Roseville, MN 55113 by hand or by certified mail return receipt requested within the required period.

This Release will become effective upon the expiration of the 15 calendar day period (the “Effective Date”) without revocation or rescission of this Release. I understand that if I exercise my right to revoke or rescind as provided above, this Release will be canceled and I will not receive the Benefits. I understand that the Benefits will become available to me only after the Effective Date in accordance with the terms of the Plan.

11.
In executing the Release, I acknowledge that I have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for Benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written Company agreements that are consistent with enforceable provisions of this Release such as the Calyxt Employee Agreement and any written stock incentive award agreements between the Company and me. Once effective and enforceable, this agreement can be changed only by another written agreement signed by me and an authorized representative of the Company.
12.
Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.
13.
The “Benefits” provided and to be provided to me by the Company consist of the benefits and payments in accordance with the Calyxt, Inc. 2021 Executive Severance Plan, as set forth in that certain Letter Agreement from Calyxt to me dated January 5, 2022.

* * * * *

Employee’s Acceptance of Release

Before signing my name to this Release, I state the following: I have read this Release, I understand it and I know that I am giving up important rights. I have obtained sufficient information to intelligently exercise my own judgment. I have been advised that I should consult with an attorney before signing it, and I have signed the release knowingly and voluntarily.

Executed this 19 day of January 2022.

/s/ Sarah Reiter

Your Signature

Sarah Reiter

Your Name (Please Print)

Accepted and Agreed:

Calyxt, Inc.

By: Michael A. Carr

Its: CEO

Date: __January 20, 2022

SCHEDULE A

Grant Type	Grant Date	Strike Price	Total	Unvested	Vested
Options (ISO)	11/17/2020	$3.42	75,000	50,000	25,000
Options (NQ)	3/12/2021	$8.05	5,730	2,865	2,865*
Options (ISO)	3/12/2021	$8.05	8,270	4,135	4,135*
Options (NQ)	6/8/2021	$4.54	11,048	11,048	0
Options (ISO)	6/8/2021	$4.54	5,525	5,525	0
RSUs	3/12/2021	N/A	9,500	4,750	4,750*
RSUs	6/8/2021	N/A	11,601	11,601	0

* The vested portion of the equity awards with a Date of Grant of March 12, 2021 are vesting pursuant to the accelerated vesting provision in connection with a Qualifying Termination as set forth in the applicable Option Agreement and RSU Agreement.